As filed with the Securities and Exchange Commission on December 24, 2009

Registration No.  333- _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China XD Plastics Company Limited
(Exact name of registrant as specified in its charter)

Nevada	04-3836208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 9 Qinling Road, Yingbin Road, Centralized Industrial Park
Harbin Development Zone, Heilongjiang, People’s Republic of China 150078
(86) 451-8434-6600
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kim Sharpe
ISL, Inc.
10 Bodie Drive
Carson City, NV  89706
(880) 346-4646
(Name, address, including zip code and telephone number,
including area code, of agent for service)

With copies to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.0001 par value	7,541,505	$7.89	$59,502,474.45	$4,242.53

Total	7,541,505	$7.89	$59,502,474.45	$4,242.53

(1)           7,541,505 shares of Common Stock, par value $0.0001 per share, of China XD Plastics Company Limited, a Nevada corporation (the “Company”), are being registered hereunder. The shares consist of 130% of the sum of (i) 3,301,739 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred Stock, (ii) 1,320,696 shares of Common Stock issuable upon the exercise of Series A Warrants, and (iii) 1,178,722 shares of Common Stock issuable upon the exercise of Series B Warrants.  In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the price of $7.89 which was the average of the high and low bid prices for the Company’s Common Stock on NASDAQ Global Market on December 21, 2009.

(3)           Computed in accordance with Section 6(b) of the Securities Act.  Paid herewith.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 24, 2009

7,541,505 Shares of Common Stock

CHINA XD PLASTICS COMPANY LIMITED

We are registering 7,541,505 shares (the “Shares”) of our common stock, par value $0.0001 per share (the “Common Stock”) for sale by the selling stockholders set forth herein, consisting of 130% of the sum of (i) 3,301,739 shares of Common Stock issuable, from time to time, upon the conversion of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), (ii) 1,320,696 shares of Common Stock issuable upon exercise of Series A Warrants, and (iii) 1,178,722 shares of Common Stock issuable upon exercise of Series B Warrants (collectively, the “Warrants”).

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares. However, we may receive proceeds in connection with the exercise of the Warrants, if they are exercised for cash.  The selling stockholders will sell the Shares in accordance with the “Plan of Distribution” set forth in this prospectus.  The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 9 for certain risks and uncertainties that you should consider.

Our Common Stock is traded on The NASDAQ Global Market under the symbol “CXDC.” The last reported sale price of our Common Stock on December 21, 2009 was $7.87 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2009

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the words “Company,” “China XD,” “we,” “us” and “our” refer to China XD Plastics Company Limited, a Nevada corporation.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

Our Company

Through our wholly-owned subsidiary, Harbin Xinda Macromolecule Material Co., Ltd. (“Xinda”), we develop, manufacture, and distribute modified plastics, primarily for use in automobiles. The technology that has enabled Xinda to become China’s leading producer of automotive modified plastics derives from our wholly-owned research laboratory, Harbin Xinda Macromolecule Material Research Institute (“the Research Institute”). The Research Institute has developed into a leader in research and development for China’s macromolecular industry.

Modified plastic is produced by changing the physical and/or chemical characteristics of ordinary resin materials. In order for plastics to be used in the automobile environment, they must satisfy certain physical criteria in terms of electro-magnetic characteristics, reaction to light and heat, durability, flame resistance, and mechanical functionality. Xinda’s unique formulas and processing techniques enable us to produce low-cost, high-quality modified plastic materials, which have been utilized in the exterior and interior trim and in the functional components of more than 30 automobile brands manufactured in China, including Audi, Red Flag, Volkswagen and Mazda. At present, Xinda manufactures approximately 167 types of automobile-specific modified plastic products, 139 of which have been certified for use by one or more of the automobile manufacturers in China. The automotive applications for our plastics include exteriors (automobile bumpers, rear- and side- view mirrors, license plate), interiors (door panels, dashboard, steering wheel, glove compartment and safety belt components), and functional components (air conditioner casing, heating and ventilation casing, engine covers, and air ducts). In addition, we also provide specially engineered plastics and environment-friendly plastics for use in the assembly of equipment for oilfields, mining, ship power, power station equipment, and other industries.

Our 167 products are organized into seven categories, based on their physical characteristics:

•	Modified Polypropylene

•
COMPNIPER: a form of modified polypropylene that exhibits high fluidity and impact resistance. These products are primarily used for the interior automobile parts, such as the inner panels, instrument panels, and box lids. 27 of these products have been certified for use in the Chinese auto industry.

•
COMPWIPER: a form of modified polypropylene that exhibits low-temperature-resistance and impact resistance. These products are primarily used for external automobile parts, such as the front and back bumpers and mudguards. 23 of these products have been certified for use in the Chinese auto industry.

•
COMPGOPER: a form of modified polypropylene that exhibits high-temperature-resistance and resistance to static. These products are used primarily for automobile functional components, such as the unit heater shells and air conditioner shells. 33 of these products have been certified for use in the Chinese auto industry.

•	Modified acrylonitrile butadiene styreme (“ABS”)

•
MOALLOLY: a form of modified ABS plastic that exhibits high gloss, high rigidity, and size stability. These products are primarily used for automobile functional components, such as the heat dissipating grid and wheel covers. 6 of these products have been certified for use in the Chinese auto industry.

•	Modified Nylon

•
POLGPAMR: a form of modified nylon that exhibits high wear and heat resistance. These products are primarily used for automotive parts requiring high flame and heat resistance. 10 of these products have been certified for use in the Chinese auto industry.

•	Engineering Plastic

•
MOAMIOLY: a wear-resistant form of engineering plastic. These products are primarily used for the engine hood, intake manifold, and bearings. 7 of these products have been certified for use in the Chinese auto industry.

•	Alloy Plastic

•
BRBSPCL: a form of alloy plastic. These products are used primarily for the rearview mirror, grille, automotive electronics and other components. The products can also be used in computers, plasma TVs, mobile phones and other electronic and electrical consumer products. 7 of these products have been certified for use in the Chinese auto industry.

•	Environment-friendly Modified Plastic

•
POLGBSMR: an environment-friendly form of modified plastic, is used in automobiles with environmental standard requirements. 4 of these products have been certified for use in the Chinese auto industry.

•	Modified Plastic for Special Engineering

•
PEEK: a special engineering form of modified plastics that can be used in communication and transportation, electronic and electric appliance, machinery, medical equipment and analytical equipment. Xinda is developing products in this field based on the years’ research findings. However, none of these products has been certified for use in the auto industry.

Raw Materials

The principal raw materials used for the production of our products are plastic resins such as polypropylene, ABS and nylon. Nearly 50% of these raw materials come from overseas petrochemical enterprises, and 50% from domestic petrochemical enterprises. All of our contracts for raw materials are one-year renewable contracts.

Research and Development

Our Research Institute was organized to provide us with ongoing additions to our technology, which represents the key to our competitive success. Our goal is to utilize state-of-the-art methods and equipment to produce plastics of the highest quality that are cost-efficient for our customers. Toward this end, we have staffed the Research Institute with 66 researcher employees, over 90% of whom have advanced degrees or specialized undergraduate training.

To supplement the efforts of our Research Institute, we have developed cooperative research programs with a number of the leading technology centers in China, including the Changchun Institute of Applied Chemistry of the Chinese Academy of Science, the Beijing Chemical Engineering Institute, the Harbin Institute of Technology, the Northeast Forestry University and Jilin University. Besides providing specialized research and development skills, these relationships help us to formulate cutting edge research programs aimed at addressing developing issues in plastics engineering.

All our significant research and development activities are overseen by the members of our Scientific Advisory Board, which we have assembled from among the leaders in China’s chemical engineering industry.  As a result of our collection of academic and technological expertise, we have a portfolio of 10 patents for which we have applications pending in China.

Marketing

Currently, Xinda’s sales network covers the northeastern and eastern regions of China. Xinda has two sales branches: one in Changchun City, where the largest portion of the automobile manufacturing industry in China is located, and the other in Ningbo City in the eastern part of China where the second largest portion of such industry known as Shanghai Region is located.

We enter into Sales Agency Agreements with local agents in areas where large automobile manufacturers are located. The sales agents are responsible for developing the markets for our products and collecting payments from our customers. In distributing our products during the agency period, the agents are required to use Xinda’s product certificate, brand and package standards set by us. They must also reimburse us for the amount of payment that the customers fail to make within our collection period. After the termination of the agency relationship, the customers developed by the agents are proprietary to Xinda.

Competition

Currently, Xinda’s primary Chinese competitor in the automobile industry is a large industrial company named “Guangzhou Kingfa Science & Technology Co., Ltd. (“Guangzhou Kingfa”). Guangzhou Kingfa entered the market in 2006 and its facilities with a manufacturing capacity of 100,000 tons are under construction. Guangzhou Kingfa has much larger financial resources than Xinda, however, it has fewer certified products and sells less modified plastic to the automobile industry than Xinda.

The Chinese auto market is dominated, however, by modified plastic manufactured overseas or in factories controlled by foreign companies. Almost 60% of the modified plastic used in Chinese automobiles is manufactured by non-Chinese fabricators, primarily manufacturers from Germany, the Netherlands and Japan. Although Xinda and its Chinese competitors compare very favorably with these foreign competitors in terms of price, service and delivery times, the lack of production capacity in the Chinese modified plastics industry has allowed the foreign competition to remain dominant in that industry.

Corporate Information

Our principal executive offices are located at No. 9 Qinling Road, Yingbin Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang, People’s Republic of China 150078.  Our telephone number is 86-451-84346600. Our Internet address is http://www.chinaxd.net, however, the information in, or that can be accessed through, our website is not part of this prospectus.

The Offering

Shares of Common Stock being registered hereunder	7,541,505 shares of Common Stock(1)
Common stock outstanding as of December 22, 2009	40,809,898 shares of Common Stock
Use of Proceeds
We will not receive any of the proceeds from the sale of the Shares. We may receive proceeds in connection with the exercise of the Warrants, if exercised for cash. We intend to use any proceeds from the exercise of any of the Warrants for working capital and other general corporate purposes. There is no assurance that any of the Warrants will ever be exercised for cash, if at all.

Risk Factors
An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 9.

The NASDAQ Global Market Symbol	CXDC

(1)
The shares consist of 130% of the sum of  (i) 3,301,739 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (ii) 1,320,696 shares of Common Stock issuable upon the exercise of Series A Warrants, and (iii) 1,178,722 shares of Common Stock issuable upon the exercise of Series B Warrants.

RECENT DEVELOPMENTS

On December 1, 2009, we consummated a private placement of 15,188 shares of Series C Preferred Stock at a purchase price of $1,000 per share, and two series of warrants, Series A Warrants and Series B Warrants, in a private placement to the selling stockholders pursuant to a Securities Purchase Agreement (the “Financing”) on the terms set forth below. We paid a commission to Rodman & Renshaw, LLC, the exclusive placement agent, in connection with the private placement, in the amount of approximately $564,400, including expenses and issued them a warrant to purchase 117,261 shares of our Common Stock at an exercise price of $5.50 per share.

For a period of seven months and six trading days after the Closing Date the Company shall not (a) file any registration statements, other than in connection with the Financing, or (b) offer, sell, grant or otherwise dispose of any of its, or its subsidiaries’ Common Stock or securities exercisable or convertible into shares of Common Stock, debt, preferred stock or other instrument or security that is, at any time convertible into or exchangeable or exercisable for shares of Common Stock, or securities exercisable to convertible into shares of Common Stock (a “Subsequent Placement”). In addition to the foregoing restrictions, for a period of eighteen (18) months after the Closing Date, the investors have a right to participate in any Subsequent Placement; except that the foregoing restrictions shall not apply to (x) certain issuances of the Company’s Securities, including, without limitation, (i) under an approved equity incentive plan, and (ii) in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, underwritten public offerings.

The Series C Preferred Stock is convertible into the Company’s Common Stock at a conversion price of $4.60 per share and will accrue cumulative dividends at the rate of 6% per annum until maturity on December 1, 2012. If the Series C Preferred Stock is converted prior to maturity, the Company will pay the holder an amount equal to the total dividend that would accrue on the Series C Preferred Stock from the Closing Date through maturity, less any dividend payments already made with respect to the converted Series C Preferred Stock. Any shares of Series C Preferred Stock outstanding at maturity will be redeemed by the Company for the conversion amount at such time. The holders of the Series C Preferred Stock are entitled, at their option, to have the shares of Series C Preferred Stock redeemed prior to maturity upon the occurrence of (a) certain triggering events (such as, without limitation, the failure to have the Registration Statement (as hereinafter defined) declared effective and maintain effectiveness pursuant to the terms of the Registration Rights Agreement, the failure to convert the Preferred Stock or pay dividends when due as provided in the Certificate of Designations (as hereinafter defined) and suspension from trading or failure of the Common Stock to be listed on a national securities exchange for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period) and (b) a change in control, as set forth in the Certificate of Designations of the Series C Convertible Preferred Stock (the “Certificate of Designations”) to be filed with the Secretary of State of the State of Nevada on or prior to the Closing Date.

The investors have a beneficial ownership limitation on the conversion of the Series C Preferred Stock and on the exercise of the Warrants, such that no holder may convert its shares of Series C Preferred Stock or exercise its Warrants, if after such conversion or exercise the holder would beneficially own, together with its affiliates, more than 4.99% of the then issued and outstanding shares of the Company’s Common Stock. Each holder may lower this limitation percentage at any time or increase this limitation percentage to any other percentage not in excess of 9.99% upon 61 days’ prior written notice to the Company.

Series A Warrant

The Series A Warrants are exercisable into 1,320,696 shares of Common Stock at an exercise price of $5.50 per share. The Series A Warrant will be initially exercisable six months after the closing of the transaction, and have a term of five years. The Series A Warrants contain anti-dilution protection provisions which, in addition to adjustments for customary corporate events, such as the subdivision or combination of the Company’s shares of Common Stock, provide for an adjustment in the exercise price if the Company issues additional shares of its Common Stock or securities convertible or exchangeable for Common Stock at a purchaser price per share less than $5.50. The exercise price would be reduced to such purchase price, but in no event would it be less than $4.40.

Series B Warrant

The Series B Warrants are exchangeable for a maximum of 1,178,722 shares of Common Stock at an exercise price of $0.0001 per share. The Series B Warrants automatically become exercisable into shares of Common Stock on the date (the “First Date of Determination”) that is six trading days after the earlier of the date that the shares of Common Stock underlying the Series C Preferred Stock and the Warrants are initially registered under an effective resale registration statement (the “Effective Date”) or the six month anniversary of the Closing Date (the “Exemption Date”) if the market value of the Company’s Common Stock (as described below) is less than $4.60. The number of shares issuable under the Series B Warrant on the First Date of Determination shall be based upon the difference between $4.60 and the market value of our Common Stock (the “Initial Issuance”). The Series B Warrant also provides for the additional issuance of shares of Common Stock under the Series B Warrant if the initial resale registration statement does not register all of the shares of Common Stock underlying the Series C Preferred Stock. Such subsequent issuance would occur on the date that is six trading days after the later of the Effective Date or the Exemption Date (the “Second Date of Determination”). The number of additional shares issuable would be determined in the same manner as the Initial Issuance.

The market value of the Common Stock shall be calculated as 82.5% of the lower of (1) the arithmetic average of the weighted average price of the Common Stock for each trading day during the five (5) consecutive trading days immediately preceding the applicable date of determination, and (2) the closing bid price of the Common Stock on the trading day immediately preceding the First Date of Determination or the Second Date of Determination, as applicable, but will not result in a market price lower than $4.00. If the market value of our Common Stock is not less than $4.60 during each of two applicable pricing periods, no shares of Common Stock would be issuable under the Series B Warrant.

Registration Rights Agreement

In connection with the Financing, we entered into a registration rights agreement (the “RRA”) with the investors in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register at least 130% of the number of shares of Common Stock underlying the Series C Preferred Stock (the “Conversion Shares”) and the Warrants (the “Warrant Shares”) no later than thirty (30) days after the Closing Date. We have agreed to use our best efforts to have the Registration Statement declared effective within sixty (60) calendar days after the Closing Date, or ninety (90) calendar days after the Closing Date in the event the Registration Statement is subject to a “full review” by the SEC. In the event we are unable to register all of the Registrable Securities on the Registration Statement, due to the SEC’s application of Rule 415, we have agreed to file such number of additional registration statements as necessary to register all of the remaining Registrable Securities.

We are required to keep all applicable registration statements continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”). We will pay liquidated damages of 2% of each holder’s initial investment in the Units sold in the Financing per month, if the Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period. However, no liquidated damages shall be paid (i) with respect to any securities being registered that we are not permitted to include in the Registration Statement due to the SEC’s application of Rule 415, or (ii) with respect to any investor, solely because such investor is required to be described as an underwriter under applicable securities laws, and such investor elects not to have its shares registered.

Lock-Up Agreement

In connection with the Financing, we entered into separate Lock-Up Agreements with five affiliated persons and entities of the Company (the “Affiliates”). Pursuant to the terms of the Lock-Up Agreements, each of the Affiliates has agreed not to offer, sell, contract to sell, assign, transfer, hypothecate gift, pledge or grant a security interest in, or other wise dispose of any shares of our Common Stock that such Affiliates presently own or may acquire after the Closing Date during the period commencing on the Closing Date and expiring on the date that is one year after the Closing Date (the “Lock-up Period”).

The description of the transactions contemplated pursuant to the Securities Purchase Agreement, dated November 27, 2009, and our obligations under the Certificate of Designations, the RRA, the Lock-up Agreements and the Warrants set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of these documents filed as exhibits to the Company’s Current Report on Form 8-K, as filed with the SEC on November 30, 2009.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The risk factors referred to in this prospectus could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. The risks and uncertainties described below are not the only ones we face. New factors emerge from time to time, and it is not possible for us to predict which will arise. There may be additional risks not presently known to us or that we currently believe are immaterial to our business. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner. Under such circumstances, you may lose all or part of your investment.

The industry and market data contained in this prospectus are based either on our management’s own estimates or, where indicated, independent industry publications, reports by governmental agencies or market research firms or other published independent sources and, in each case, are believed by our management to be reasonable estimates. However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. We have not independently verified market and industry data from third-party sources. In addition, consumption patterns and customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be verifiable or reliable.

RISK FACTORS

An investment in our Common Stock is very risky. If any of the risks described below were realized, that event could cause the trading price of our Common Stock to decline, and you could lose all or part of your investment.

Risks Related to Doing Business in China

Our business operations are conducted entirely in China. Because China’s economy and its laws, regulations and policies are different from those typically found in the west and are continually changing, we will face risks including those summarized below.

China is a developing nation governed by a one-party government and may be more susceptible to political, economic, and social upheaval than other nations.

China is a developing country governed by a one-party government. China is also a country with an extremely large population, widening income gaps between rich and poor and between urban and rural residents, minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems to be found in other countries. China has also experienced extremely rapid economic growth over the last decade, and its legal and regulatory systems have changed rapidly to accommodate this growth. These conditions make China unique and may make it susceptible to major structural changes. Such changes could include a reversal of China’s movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, internal conflicts between the police or military and the citizenry, and international political or military conflict. If any of these events were to occur, it could shut down China’s economy and cause us to temporarily or permanently cease operations.

The PRC’s laws, regulations and policies, and changes to them, may limit our ability to operate profitably or prevent us from operating at all.

Our stores and distribution centers, as well as our suppliers and the agricultural producers on whom they depend, are located in China. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy, including the production, distribution and sale of our merchandise. In particular, we are subject to regulation by local and national branches of the Ministries of Commerce and Transportation, as well as the General Administration of Quality Supervision, the State Administration of Foreign Exchange, and other regulatory bodies. In order to operate under PRC law, we require valid licenses, certificates and permits, which must be renewed from time to time. If we were to fail to obtain the necessary renewals for any reason, including sudden or unexplained changes in local regulatory practice, we could be required to shut down all or part of our operations temporarily or permanently.

Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to agriculture, taxation, land use rights and other matters. Such changes could be made at the national or local level and in the form of: farm subsidies; corporate tax rates; employee benefits; leaseholder or land-use rights; enforceability of contracts; intellectual property; or retail pricing. The effects of such changes on our business cannot be predicted but could be significant.

All of our assets are located in China. So any dividends or proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our assets are located inside China. Under the laws governing Foreign Investment Enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment or liquidation.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in China do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Anti-inflation measures may be ineffective or harm our ability to do business in China.

In recent years, the PRC government has instituted anti-inflationary measures to curb the risk of an overheated economy characterized by debilitating inflation. These measures have included devaluations of the renminbi, restrictions on the availability of domestic credit, and limited re-centralization of the approval process for some international transactions. These austerity measures may not succeed in slowing down the economy’s excessive expansion or control inflation, or they may slow the economy below a healthy growth rate and lead to economic stagnation or recession; in the worst-case scenario, the measures could slow the economy without curbing inflation. The PRC government could adopt additional measures to further combat inflation, including the establishment of price freezes or moratoriums certain projects or transactions. Such measures could harm the economy generally and hurt our business by limiting the income of our customers available to purchase our merchandise, by forcing us to lower our profit margins, and by limiting our ability to obtain credit or other financing to pursue our expansion plans or maintain our business.

Governmental control of currency conversions may affect the value of your investment.

All of our revenue is earned in renminbi, and any future restrictions on currency conversions may limit our ability to use revenue generated in renminbi to make dividend or other payments in U.S. dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises like us may buy, sell or remit foreign currencies only after providing valid commercial documents at a PRC banks specifically authorized to conduct foreign-exchange business.

In addition, conversion of renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign-exchange accounts for capital account items. There is no guarantee that PRC regulatory authorities will not impose additional restrictions on the convertibility of the renminbi. Such restrictions could prevent us from distributing dividends and thereby reduce the value of our stock.

The fluctuation of the exchange rate of the renminbi against the dollar could reduce the value of your investment.

The value of our Common Stock will be affected by the foreign exchange rate between U.S. dollars and renminbi. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into renminbi for our operations, appreciation of the renminbi against the U.S. Dollar could reduce the value in renminbi of our funds. Conversely, if we decide to convert our renminbi into U.S. dollars for the purpose of declaring dividends on our Common Stock or for other business purposes and the U.S. dollar appreciates against the renminbi, the U.S. dollar equivalent of our earnings would be reduced. In addition, the depreciation of significant U.S. Dollar-denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the renminbi to the U.S. Dollar. Under the new policy, the renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the renminbi against the U.S. dollar of approximately 12% as of the date of this report. While the international reaction to the renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the renminbi against the U.S. Dollar.

We receive all of our revenues in renminbi. The PRC government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of the China. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where renminbi are to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

The PRC government could also restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

Recently-modified SAFE regulations may restrict our ability to remit profits out of China as dividends.

SAFE Regulations regarding offshore financing activities by PRC residents have recently undergone a number of changes which may increase the administrative burdens we face. The failure of our stockholders who are PRC residents to make any required applications and filings pursuant to these regulations may prevent us from being able to distribute profits and could expose us and our PRC-resident stockholders to liability under PRC law.

SAFE issued a public notice (the “October Notice”), effective as of November 1, 2005, and implementation rules in May 2007, which require registration with SAFE by the PRC-resident stockholders of any foreign holding company of a PRC entity. These regulations apply to our stockholders who are PRC residents. In the absence of such registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise.

In the event that our PRC-resident stockholders have not followed the procedures required under the October Notice and its implementation rules, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions, and we could face liability for evasion of foreign-exchange regulations. Such consequences could affect our good standing under PRC regulations and our ability to operate in the PRC, and could therefore diminish the value of your investment.

China’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

China’s legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the China. However, the China’s system of laws is not yet comprehensive. The legal and judicial systems in the China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the China judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The China’s legal system is based on civil law, or written statutes; a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

As a matter of substantive law, the foreign-invested enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to foreign-invested enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices that are not consistent with U.S. generally accepted accounting principles. PRC accounting laws require that an annual “statutory audit” be performed in accordance with PRC accounting standards and that the books of account of foreign-invested enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Our subsidiary, Harbin Xinda Macromolecule Material Co, Ltd., is a wholly foreign-owned enterprise and is subject to these regulations.

As a matter of enforcement, although the enforcement of substantive rights may appear less clear than in the U.S., foreign-invested enterprises and wholly foreign-owned enterprises are PRC-registered companies, which enjoy the same status as other PRC-registered companies in business-to-business dispute resolution. Because our Articles of Association do not specify a method for the resolution of business disputes, the Company and other parties involved in any business dispute are free to proceed either in the Chinese courts or, if they are in agreement, through arbitration. Under PRC law, any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. Therefore, PRC laws relating to business-to-business dispute resolution should not work to the disadvantage of foreign-invested enterprises such as the Company.

However, the PRC laws and regulations governing our current business operations are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business and the enforcement and performance of our arrangements with suppliers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign-invested enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

In addition, some of our present and future executive officers and directors, most notably Mr. Jie Han, may be residents of the PRC and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early-stage companies in evolving markets such as China. Some of these risks and uncertainties relate to our ability to:

•	offer new products to attract and retain a larger customer base;

•	increase awareness of our brand and continue to develop customer loyalty;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business; and

•	attract, retain and motivate qualified personnel

•	offer new products to attract and retain a larger customer base;

•	increase awareness of our brand and continue to develop customer loyalty;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business; and

•	attract, retain and motivate qualified personnel

Because we are a relatively new company, we may not be experienced enough to address all the risks in our business or in our expansion. If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We expect to incur costs related to our planned expansion and growth into new plants and ventures which may not prove to be profitable. Moreover, any delays in our expansion plans could cause our profits to decline and jeopardize our business.

We anticipate that our proposed expansion of our plants may include the construction of new or additional facilities. Our cost estimates and projected completion dates for construction of new production facilities may change significantly as the projects progress. In addition, our projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings will delay our receipt of increased sales revenues, which, when coupled with the increased costs and expenses of our expansion, could cause a decline in our profits.

Our plans to finance, develop, and expand our facilities will be subject to the many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. These projects may not become operational within their estimated time frames and budgets as projected at the time the Company enters into a particular agreement, or at all. In addition, the Company may develop projects as joint ventures in an effort to reduce its financial commitment to individual projects. The significant expenditures required to expand our production plants may not ultimately result in increased profits.

Our business and operations are growing rapid. If we fail to effectively manage our operation, our business and operating results could be harmed.

To date we have experienced, and continue to experience, rapid growth in our operations. This has placed, and will continue to place, significant demands on our management, and on our operational and financial infrastructure. If we do not effectively manage our operations, the quality of our products and services will suffer, which would negatively affect our operating results. If the necessary funding can be obtained, we will be able to improve our operational, financial and management controls and our reporting systems and procedures. The complexity of this undertaking means that we are likely to face many challenges, some of which are not yet foreseeable. Problems may occur with our raw material acquisition, with the roll-out of efficient manufacturing processes, and with our ability to sell our products to our customers. If we are not able to obtain the necessary funding and operate efficiently, our business plan may fall short of its goals, and our ability to manage our growth could be hurt.

We operate in a highly competitive marketplace, which could adversely affect our sales and financial condition.

We compete on the basis of quality, price, product availability and security of supply, product development and customer service. Some competitors are larger than us in certain markets and may have greater financial resources that allow them to be in a better position to withstand changes in the industry. Our competitors may introduce new products based on more competitive alternative technologies that may be causing us to lose customers which would result in a decline in our sales volume and earnings. Our customers demand high quality and low cost products and services. The cost and availability of energy and strategic raw materials may continue to deteriorate domestically while improving in the international market, thus advantaging our foreign competition. Any such change in the global market could adversely impact the demand for our products. Competition could cause us to lose market share and certain lines of business, or increase expenditures or reduce pricing, each of which would have an adverse effect on our results of operations, cash flows and financial condition.

Related party transactions may pose risks to our inventory.

Currently, the Company has an Asset Purchase Agreement with a company affiliated with Mr. Han’s, the Company’s Chairman and Chief Executive Officer, to acquire certain production assets at below historical cost value. There may be occasions in which additional related party transactions may take place. Even the Company will do its utmost to minimize such transactions and conduct such transactions in the best interest of its public stockholders, there may exist serious conflict of interest and damage to the public stockholders. Such conflict of interest and potential harm to public stockholders and investors’ interest may negatively impact on the value of the Company.

An inability to protect our intellectual property rights could reduce the value of our products, services and brand.

Our unique technologies and techniques are important assets for us. We have applied to the Chinese government for intellectual property right protection for some of the technologies that we own. However, this legal effort may sometimes not be sufficient or effective, due to the lack of effective legal enforcement in China. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, since protection of our intellectual property rights is costly and time consuming, any unauthorized use of our to-be-patented technologies could increase our cost of business and eventually harm our operating results. Moreover, since we only registered intellectual property rights for our technologies in China, our technologies may not be well protected in other countries in which our products may be sold in the future.

An increase in raw material prices could increase Xinda’s costs and decrease its profits.

Changes in the cost of raw materials could significantly affect Xinda’s business. Since cost for raw materials constitute a substantial part of our product price, increase in the cost of raw materials will decrease our profit margin. Although we may offset such deduction of our profit by increasing the price for our products, unforeseeable events in the market may occur to prevent the effectiveness of this method. We also rely on one major supplier to provide such raw materials. Failure to maintain business relationship with this one major supplier may make the raw materials inaccessible, and thus hurt our operation result.

Our performance and planned growth depend on raw material supply and related costs.

We rely on Mr. Jie Han, our Chairman and Chief Executive Officer, for the management of our business, and the loss of his services could significantly harm our business and prospects.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Jie Han, our Chairman and Chief Executive Officer, for the direction of our business. The loss of the services of Mr. Han for any reason could have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Han will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Han. We have entered into an employment contract with Mr. Han, but that agreement does not guarantee Mr. Han’s continuing to manage the Company. We do not have key man insurance on Mr. Han, and if he were to die and we were unable to replace him for a prolonged period of time, we could be unable to carry out our long-term business plan, and our future prospects for growth, and our business, could be harmed.

Difficulties with hiring, employee training and other labor issues could disrupt our operations.

We may not be able to successfully hire and train new team members or integrate those team members into the programs and policies of the Company. Any such difficulties would reduce our operating efficiency and increase our costs of operations.

Increased environmental regulation in China could increase our costs of operation.

Certain processes utilized in the production of modified plastics result in toxic by-products. To date, the Chinese government has imposed only limited regulation on the production of these by-products, and enforcement of the regulations has been sparse. Recently, however, there is a substantial increase in focus on the Chinese environment, which has inspired considerable new regulation. Because Xinda plans to export plastics to the U.S. and Europe in coming years, Xinda has developed sufficient safeguards in its manufacturing processes to assure compliance with the environmental regulations imposed by European and U.S. regulators. This compliance regimen brings us into compliance with all Chinese environmental regulations. Additional regulation, however, could increase our cost of doing business, which would impair our profitability.

We may have difficulty establishing adequate management and financial controls in China.

The People’s Republic of China has only recently begun to adopt the management and financial reporting concepts and practices that investors in the United States are familiar with. We may have difficulty in hiring and retaining employees in China who have the experience necessary to implement the kind of management and financial controls that are expected of a United States public company. If we cannot establish such controls, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors, on committees of our board of directors or as executive officers.

As a public company, we are required to comply with rules and regulations of the SEC, including expanded disclosure, accelerated reporting requirements and more complex accounting rules. This will continue to require additional cost management resources. We will need to continue to implement additional finance and accounting systems, procedures and controls as we grow to satisfy these reporting requirements. In addition, we may need to hire additional legal and accounting staff with appropriate experience and technical knowledge, and we cannot assure you that if additional staffing is necessary that we will be able to do so in a timely fashion. If we are unable to complete the required annual assessment as to the adequacy of our internal reporting or if our independent registered public accounting firm is unable to provide us with a qualified report as to the effectiveness of our internal controls over financial reporting in the future, we could incur significant costs to become compliant.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to attract new technology developers and to retain and motivate our existing contractors.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

Risks related to an investment in our Common Stock

Our Chief Executive Officer has a large degree of control over us through his position and stock ownership and his interests may differ from other stockholders.

Our Chief Executive Officer, Mr. Jie Han has option on XD Engineering Plastics Company Limited ‘s (“XD”) shares. As a result, Mr. Han will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. Mr. Han’s interests may differ from that of other stockholders.

XD has significant voting power, which may enable XD to block actions that may benefit the Common Stockholders, thus, reduce the value of their holdings.

XD is the holder of 1,000,000 shares of convertible Series A Preferred Stock of the Company convertible approximately 1:38.2 into 38,194,072 shares of Common Stock of the Company. XD also is the holder of 1,000,000 shares of Series B Preferred Stock which has voting power equivalent to 40% of the total voting power of the Company’s Common Stock and other consent rights on mergers and acquisitions, significant acquisition or disposition of assets and change of control, among others. This gives XD significant voting power. Such voting power may enable XD to block actions that may benefit the Common Stockholders, thus, reduce the value of their holdings.

We do not intend to pay cash dividends in the foreseeable future.

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries based in the PRC. Our operating subsidiaries, from time to time, may be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. See “Risks related to doing business in the People’s Republic of China” above.

Our Common Stock may be subject to price volatility unrelated to our operations.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

A large number of shares of Common Stock will be issuable for future sale which will dilute the ownership percentage of our current holders of Common Stock. The availability for public resale of those shares may depress our stock price.

Also as a result, there will be a significant number of new shares of Common Stock on the market in addition to the current public float. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, and the existence of warrants to purchase shares of Common Stock at prices that may be below the then current market price of the Common Stock, could adversely affect the market price of our Common Stock and could impair our ability to raise capital through the sale of our equity securities.

Enforcement against us or our directors and officers may be difficult.

Because our principal assets are located outside of the U.S. and some or all our directors and officers, both present and future, reside outside of the U.S., it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and some directors or to enforce a U.S. court judgment against us or them in the PRC.

In addition, our operating company is located in the PRC and substantially all of its assets are located outside of the U.S. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the selling stockholders. We may receive proceeds from the issuance of shares of our Common Stock upon the exercise of the Warrants, if exercised for cash. We intend to use any proceeds from exercise of the Warrants for working capital and other general corporate purposes. The Series C Preferred Stock, the Series A Warrants and Series B Warrants are not being offered under this prospectus; however, the shares of our Common Stock issuable upon conversion or exercise of these securities are being offered under this prospectus by the selling stockholders.

There is no assurance that any of the Warrants will ever be exercised for cash, if at all. If all of the outstanding Warrants are exercised for cash at the initial exercise price, we would receive aggregate gross proceeds of approximately $7,263,946.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those issuable upon conversion of the Series C Preferred Stock and upon exercise of the Warrants.  For additional information regarding the issuances of the Series C Preferred Stock and the Warrants, see “Recent Developments” above.  We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the Series C Preferred Stock and the Warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders.  The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of the Series C Preferred Stock and the Warrants, as of December 22, 2009, assuming conversion of all Series C Preferred Stock and exercise of the Warrants held by the selling stockholders on that date.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders, without regard to any limitations on conversions and/or redemptions of the Series C Preferred Stock or exercises of the Warrants.

In accordance with the terms of the RRA with the holders of the Series C Preferred Stock and the Warrants, this prospectus generally covers the resale of at least 130% of the sum of (i) the number of shares of Common Stock issued and issuable upon conversion of the Series C Preferred Stock as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (ii) the number of shares of Common Stock issued and issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised, as applicable, in full, as of the trading day immediately preceding the date this registration statement is initially filed with the SEC, without regard to any limitations on conversions and/or redemptions of the Preferred Shares or exercises of the Warrants.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Series C Preferred Stock and the Warrants, a selling stockholder may not convert the Series C Preferred Stock or exercise the Warrants, to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Series C Preferred Stock which have not been converted and upon exercise of the Warrants which have not been exercised.  The number of shares in the third column does not reflect this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

(1)	(2)		(3)	(4)
Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)(2)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering(2)
	Number	Percent		Number	Percent

Jiulong Sun	1,298,000	3.08%	2,184,792(4)	0	*
Daybreak Special Situations Master Fund Ltd.	59,000	*	99,308(5)	0	*
Hua-Mei 21st Century Partners, LP	95,875	*	161,377(6)	0	*
Guerrilla Partners, LP	51,625	*	86,895(7)	0	*
Jayhawk Private Equity Fund II, L.P.	295,000	*	496,544(8)	0	*
Capital Ventures International	442,500	1.07%	744,816(9)	0	*
Alder Capital Partners I, LP	244,260	*	411,138(10)	0	*
Empery Asset Master Ltd.	177,000	*	297,926(11)	0	*
Hartz Capital Investments, LLC	442,500	1.07%	744,816(12)	0	*
Hudson Bay Fund LP	106,200	*	178,755(13)	0	*
Hudson Bay Overseas Fund, Ltd.	188,800	*	317,788(14)	0	*
Trillion Growth China Limited Partnership	73,750	*	124,136(15)	0	*

(1)	(2)		(3)	(4)
Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)(2)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering(2)
	Number	Percent		Number	Percent

Genesis Opportunity Fund L.P.	295,000	*	496,544(16)	0	*
Genesis Asset Opportunity Fund L.P.	221,250	*	372,407(17)	0	*
Oberweis China Opportunities Fund	442,500	1.07%	744,816(18)	0	*
Hermes Partners LP	47,200	*	79,447(19)	0	*

* Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Since the Series A Warrants are not exercisable until June 1, 2010, the selling stockholders are not deemed to beneficially own them until 60 days prior to such date.  Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Percentage of ownership is based on 40,809,898 shares of Common Stock outstanding as of December 22, 2009.

(2)
Pursuant to the terms of the Warrants and the Certificate of Designation for the Series C Preferred Stock, at no time may a holder of Series C Preferred Stock convert such holder’s shares into shares of our Common Stock if the conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of our then issued and outstanding shares of Common Stock; provided, however, that each holder may lower this limitation percentage at any time or increase this limitation percentage to any other percentage not in excess of 9.99% upon 61 days’ prior written notice to the Company. Similarly under the terms of the Warrants, at no time may a holder exercise such holder’s Warrant if the exercise would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of our then issued and outstanding shares of Common Stock; provided, however, that each holder may lower this limitation percentage at any time or increase this limitation percentage to any other percentage not in excess of 9.99% upon 61 days’ prior written notice to the Company. The 4.99% beneficial ownership limitation does not prevent a stockholder from selling some of its holdings and then receiving additional shares. Accordingly, each stockholder could exercise and sell more than 4.99% of our Common Stock without ever at any one time holding more than this limit. The number and percent of shares of our Common Stock to be held by the selling stockholders after the offering of the resale securities, assumes all of the resale securities are sold by the selling stockholders and that the selling stockholders do not acquire any other shares of our Common Stock prior to their assumed sale of all of the resale shares.

(3)	Includes the maximum number of shares of Common Stock that each selling stockholder may sell, regardless of the 4.99% beneficial ownership limitation, more fully explained in footnote 2.
(4)
Includes 130% of (i) 956,522 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 382,609 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 341,478 shares of Common Stock issuable upon exercise of the Series B Warrant.

(5)
Includes 130% of (i) 43,478 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 17,391 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 15,522 shares of Common Stock issuable upon exercise of the Series B Warrant. Each of Larry Butz and John Prinz has power to vote and dispose of the shares that this selling stockholder owns.

(6)
Includes 130% of (i) 70,652 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 28,261 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 25,223 shares of Common Stock issuable upon exercise of the Series B Warrant. Each of Peter Siris and Leigh S. Curry has power to vote and dispose of the shares that this selling stockholder owns.

(7)
Includes 130% of (i) 38,043 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 15,217 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 13,582 shares of Common Stock issuable upon exercise of the Series B Warrant.   Each of Peter Siris and Leigh S. Curry has power to vote and dispose of the shares that this selling stockholder owns.

(8)
Includes 130% of (i) 217,391 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 86,957 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 77,609 shares of Common Stock issuable upon exercise of the Series B Warrant.  Alberto Bassetto has power to vote and dispose of the shares that this selling stockholder owns.

(9)
Includes 130% of (i) 326,087 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 130,435 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 116,413 shares of Common Stock issuable upon exercise of the Series B Warrant.  Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.

(10)
Includes 130% of (i) 180,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 72,000 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 64,260 shares of Common Stock issuable upon exercise of the Series B Warrant.  Michael Licosati has power to vote and dispose of the shares that this selling stockholder owns.

(11)
Includes 130% of (i) 130,435 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 52,174 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 46,565 shares of Common Stock issuable upon exercise of the Series B Warrant.  Empery Asset Management LP, the authorized agent of Empery Asset Master, Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(12)
Includes 130% of (i) 326,087 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 130,435 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 116,413 shares of Common Stock issuable upon exercise of the Series B Warrant.  Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC (“HCI”), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(13)
Includes 130% of (i) 78,261 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 31,304 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 27,939 shares of Common Stock issuable upon exercise of the Series B Warrant.  Sander Gerber has voting and investment power over these securities.  Mr. Gerber disclaims beneficial ownership over the securities held by Hudson Bay Fund LP and the securities held by Hudson Bay Overseas Fund, Ltd.  The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(14)
Includes 130% of (i) 139,130 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 55,652  shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 49,670  shares of Common Stock issuable upon exercise of the Series B Warrant.  Sander Gerber has voting and investment power over these securities.  Mr. Gerber disclaims beneficial ownership over the securities held by Hudson Bay Fund LP and the securities held by Hudson Bay Overseas Fund, Ltd.  The selling stockholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(15)
Includes 130% of (i) 54,348 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 21,739  shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 19,402 shares of Common Stock issuable upon exercise of the Series B Warrant.  Corey Mitchell has sole power to vote and dispose of the shares that this selling stockholder owns.

(16)
Includes 130% of (i) 217,391 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 86,957 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 77,609 shares of Common Stock issuable upon exercise of the Series B Warrant.  Ethan Benovitz, Daniel Saks and Jaime Hartman share power to vote and dispose of the shares that this selling stockholder owns.

(17)
Includes 130% of (i) 163,043 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 65,217  shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 58,207 shares of Common Stock issuable upon exercise of the Series B Warrant.  Ethan Benovitz, Daniel Saks and Jaime Hartman share power to vote and dispose of the shares that this selling stockholder owns.

(18)
Includes 130% of (i) 326,087 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 130,435 shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 116,413 shares of Common Stock issuable upon exercise of the Series B Warrant.  James W. Oberweis has power to vote and dispose of the shares that this selling stockholder owns.

(19)
Includes 130% of (i) 34,783 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, (ii) 13,913  shares of Common Stock issuable upon exercise of Series A Warrant and (iii) 12,417 shares of Common Stock issuable upon exercise of the Series B Warrant.  Paul Flather has power to vote and dispose of the shares that this selling stockholder owns.

PLAN OF DISTRIBUTION

We are registering 130% of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock and the shares of Common Stock issuable upon exercise of the Warrants.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock.  We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Series C Preferred Stock and Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock.  All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $60,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Lionel Sawyer & Collins, Nevada.

EXPERTS

The consolidated balance sheets of China XD Plastics Company Limited (formerly NB Telecom, Inc.) as of December 31, 2008 and 2007 and the related consolidated statements of income and other comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2008 and 2007 incorporated by reference herein have been audited by Bagell Josephs Levine & Company, LLC, independent registered public accountants, as stated in their report, and have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•
our quarterly reports on Form 10-Q for: (a)  the quarter ended March 31, 2009, filed on May 13, 2009, (b) the quarter ended June 30, 2009, filed on August 12, 2009, and (c) the quarter ended September 30, 2009, filed on November 16, 2009;

•	our annual report on Form 10-K for the year ended December 31, 2008, filed on March 23, 2009;

•	our current reports on Form 8-K or Form 8-K/A filed on January 30, 2009, February 5, 2009, February 27, 2009, May 1, 2009, June 2, 2009, November 6, 2009, November 30, 2009 and December 3, 2009;

•	the description of our Common Stock contained in our Form 8-A, filed on November 13, 2009, including any amendment on reports filed for the purpose of updating such description;

To the extent that any information contained in any filings we have made or will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, or any exhibit thereto, was furnished, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

These documents may also be accessed on our website at http://www.chinaxd.net. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

China XD Plastics Company Limited
No. 9 Qinling Road, Yingbin Road Centralized Industrial Park,
Harbin Development Zone, Heilongjiang, People’s Republic of China
Attention: Chief Executive Officer
Tel: (86) 451-8434-6600

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

7,541,505 Shares of Common Stock

CHINA XD PLASTICS COMPANY LIMITED

PROSPECTUS

___________, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by China XD Plastics Company Limited in connection with the sale of the Common Stock being registered hereby. The selling stockholders will not bear any portion of such expenses. All amounts are estimates except the SEC registration fee.

Description	Amount to be Paid

SEC registration fee	$4,242.53
Legal fees	45,000
Accounting fees	5,000
Printing and related expenses	5,000
TOTAL	$59,242.53

Item 15. Indemnification of Directors and Officers

Our Bylaws include provisions for the indemnification of our directors, officers and certain other persons, to the fullest extent permitted by applicable Nevada law.

Section 78.7502(1) of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

•	is not liable pursuant to Section 78.138 of the Nevada Revised Statutes (discussed below); or

•
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the Nevada Revised Statutes (discussed below); or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under Section 78.7502(2) of the Nevada Revised Statutes empowers a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

•	is not liable pursuant to Section 78.138 of the Nevada Revised Statutes (discussed below); or

•	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 78.7502(1) or Section 78.7502(2) of the Nevada Revised Statutes, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense..

Section 78.751(1) of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

Any discretionary indemnification pursuant to Nevada Revised Statues 78.7502, unless ordered by a court or advanced pursuant to Nevada Revised Statues 78.7502(2), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Section 78.751(2) of the Nevada Revised Statutes the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Under Section 78.751(3) of the Nevada Revised Statutes the indemnification pursuant to Nevada Revised Statues 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Nevada Revised Statues 78.7502 or for the advancement of expenses made pursuant to Nevada Revised Statues 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

Section 78.138 of the Nevada Revised Statutes codifies the Nevada law on fiduciary duty.  This law provides that our directors and officers must exercise their powers in good faith and with a view to the interests of the Company.  In the same section, the Nevada Revised Statutes state that our directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the Company. They may rely on information, opinions, reports, financial statements and other financial data, that are prepared or presented by directors, officers or employees of the Company who are reasonably believed to be reliable and competent. Our directors and officers may also rely on legal counsel, public accountants, advisers, bankers or other persons they reasonably believe to be competent, or the work of a committee (on which they do not serve) if the committee was established in accordance with Section 78.125 of the Nevada Revised Statutes, and if the work of the committee was within its designated authority and was about matters on which the committee was reasonably believed to merit confidence. Our directors and officers are not, however, entitled to rely on information, opinions, reports, books of account or statements if they have knowledge concerning the matter in question that would make reliance unwarranted.

Section 78.138(3) limits the ability to impose liability on our directors under Section 78.300 of the Nevada Revised Statutes if the Company makes an unlawful payment of a dividend or unlawful stock purchase, redemption or other distribution.

Section 78.138(7) of the Nevada Revised Statutes provides that our directors and officers will not be individually liable to the Company or our stockholders or our creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that the act or failure to act breached fiduciary duties as a director or officer and such breach involves intentional misconduct, fraud or a knowing violation of law.  As a result, neither the Company nor our stockholders nor our creditors have the right to recover damages against a director for any act or failure to act in his capacity as a director or officer, except in the situations described above and except for the special circumstances found in Nevada Revised Statutes Sections 35.230 (ouster), 90.660 (liability for securities violation), 91.250 (liability for commodities violation), 452.200 (liability for unauthorized use or investment of funds for maintenance and endowment of a cemetery), 452.270 (liability for violation of laws relating to construction and operation of mausoleums, vaults and crypts),  668.045 (liability for receiving deposits in insolvent banks with knowledge of insolvency), and 694A.030 (recovery by an insurer of profits realized from transactions made with unfair use of information).

Section 78.138 of the Nevada Revised Statutes would allow the articles to impose greater liability than that found in Section 78.138 of the corporation's officers and directors.  The Company's articles of incorporation do not provide for greater liability.

We have liability insurance coverage for our directors and officers in the aggregate amount of $5,000,000.

Item 16. Exhibits

The following is a complete list of exhibits filed as part of this Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the issuer with the Securities and Exchange Commission, as referenced below:

Exhibit Number	Item
3.1	Articles of Incorporation (1)
3.2	Amendment to Articles of Incorporation (2)
3.3	Bylaws (1)
3.4	Certificate of Designation of Series A Convertible Preferred Stock (3)
3.5	Certificate of Designation of Series B Preferred Stock (3)
3.6	Form of Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (4)
4.1	Specimen Stock Certificate (1)
4.2	Form of Series A Warrant to Purchase Common Stock (4)
4.3	Form of Series B Warrant to Purchase Common Stock (4)
5.1*	Legal opinion of Lionel Sawyer & Collins
10.1	Securities Purchase Agreement, dated as of November 27, 2009, by and among China XD Plastics Company Limited and the investors listed on the Schedule of Buyers attached thereto (4)
10.2	Registration Rights Agreement, dated as of November 27, 2009, by and among China XD Plastics Company Limited and the investors listed on the Schedule of Buyers attached thereto (4)
10.3	Form of Lock-Up Agreement (4)
10.4	2009 Stock Option/Stock Issuance Plan (5)
23.1*	Consent of Lionel Sawyer & Collins (contained in Exhibit 5.1)
23.2*	Consent of Bagell Josephs Levine & Company, LLC
24.1	Power of Attorney (included in the signature page to the Registration Statement)

_______________________

* Filed Herewith
(1)	Filed as an exhibit to the Company’s registration statement on Form SB-2, as filed with the Securities and Exchange Commission on May 12, 2006.
(2)	Filed as Appendix I of Company’s definitive information statement on Schedule 14C, as filed with the Securities and Exchange Commission on March 12, 2009.
(3)	Filed as an exhibit to the Company’s definitive proxy statement on Schedule 14C, as filed with the Securities and Exchange Commission on March 12, 2009.

(4)	Filed as an exhibit to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on November 30, 2009.
(5)	Filed as an appendix to the Company’s definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on November 11, 2009.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of, and included in, the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Centralized Industrial Park, Harbin Development Zone, Heilongjiang, on December 23, 2009.

CHINA XD PLASTICS COMPANY LIMITED

By:	/s/ Jie Han
Jie Han
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jie Han and Taylor Zhang, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jie Han	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 23, 2009
Jie Han

/s/ Taylor Zhang	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 23, 2009
Taylor Zhang

/s/ Qingwei Ma	Chief Operating Officer and Director	December 23, 2009
Qingwei Ma

/s/ Junjie Ma	Chief Technology Officer	December 23, 2009
Junjie Ma

Independent Director
Cosimo J. Patti

/s/ Lawrence W. Leighton	Independent Director	December 23, 2009
Lawrence W. Leighton

/s/ Linyuan Zhai	Independent Director	December 23, 2009
Linyuan Zhai

/s/ Yong Jin	Independent Director	December 23, 2009
Yong Jin

EXHIBIT INDEX

The following is a complete list of exhibits filed as part of this Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the issuer with the Securities and Exchange Commission, as referenced below:

Exhibit Number	Item
3.1	Articles of Incorporation (1)
3.2	Amendment to Articles of Incorporation (2)
3.3	Bylaws (1)
3.4	Certificate of Designation of Series A Convertible Preferred Stock (3)
3.5	Certificate of Designation of Series B Preferred Stock (3)
3.6	Form of Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (4)
4.1	Specimen Stock Certificate (1)
4.2	Form of Series A Warrant to Purchase Common Stock (4)
4.3	Form of Series B Warrant to Purchase Common Stock (4)
5.1*	Legal opinion of Lionel Sawyer & Collins
10.1	Securities Purchase Agreement, dated as of November 27, 2009, by and among China XD Plastics Company Limited and the investors listed on the Schedule of Buyers attached thereto (4)
10.2	Registration Rights Agreement, dated as of November 27, 2009, by and among China XD Plastics Company Limited and the investors listed on the Schedule of Buyers attached thereto (4)
10.3	Form of Lock-Up Agreement (4)
10.4	2009 Stock Option/Stock Issuance Plan (5)
23.1*	Consent of Lionel Sawyer & Collins (contained in Exhibit 5.1)
23.2*	Consent of Bagell Josephs Levine & Company, LLC
24.1	Power of Attorney (included in the signature page to the Registration Statement)
* Filed Herewith

(1)	Filed as an exhibit to the Company’s registration statement on Form SB-2, as filed with the Securities and Exchange Commission on May 12, 2006.
(2)	Filed as Appendix I of Company’s definitive information statement on Schedule 14C, as filed with the Securities and Exchange Commission on March 12, 2009.
(3)	Filed as an exhibit to the Company’s definitive proxy statement on Schedule 14C, as filed with the Securities and Exchange Commission on March 12, 2009.
(4)	Filed as an exhibit to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on November 30, 2009.
(5)	Filed as an appendix to the Company’s definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on November 11, 2009.